Exhibit 99.1

Report on Financial Statement Schedule of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder
Celanese Holdings LLC

Under date of March 30, 2005, we reported on the consolidated balance sheet of Celanese Holdings LLC and subsidiaries ("Successor") as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine-month period ended December 31, 2004. In connection with our audit of the aforementioned consolidated financial statements, we also audited the accompanying related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 2 to the consolidated financial statements, effective April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), a subsidiary of Celanese Holdings LLC acquired 84.3% of the outstanding stock of Celanese AG in a business combination. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP
Short Hills, New Jersey
March 30, 2005